FOR IMMEDIATE RELEASE

Contact:

Jennifer McGuffin

Director of Corporate Communications

+1 630 245 1780

media@calamos.com

Calamos Investments Announces Planned Departure of Chief Operating Officer

Naperville, IL, August 29, 2013 – Calamos Investments®*, a global investment management firm, announced the planned departure of James Boyne, President and Chief Operating Officer, effective September 30, 2013. Until that time, Mr. Boyne will act in an advisory role and assist the company in the orderly transition of his duties and responsibilities.

Mr. Boyne joined Calamos Investments in April 2008 and served in a number of executive positions since then. He has decided to pursue a leadership position in the non-profit sector, focusing on the betterment of children and young adults. Mr. Boyne and his family will be relocating to Steamboat Springs, Colorado.

“I appreciate Jim’s leadership during his tenure at the firm and wish the best to him and his family,” said John P. Calamos Sr., Chairman, Chief Executive Officer and Global Co-Chief Investment Officer.

The firm does not plan to replace the role of President and COO, and Mr. Boyne’s responsibilities will be assumed by other senior leaders at Calamos, including the firm’s Executive and Operating Committees.

For more information on Calamos, please visit www.calamos.com

About Calamos

Calamos Investments is a diversified global investment firm offering innovative investment strategies including equity, fixed income, convertible and alternative investments, among others. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds and UCITS funds. Clients include major corporations, pension funds, endowments, foundations and individuals, as well as the financial advisors and consultants who serve them. Headquartered in the Chicago metropolitan area, the firm also has offices in London and New York.

*	Calamos Investments LLC, referred to herein as Calamos Investments®, is a financial services company offering such services through its subsidiaries: Calamos Advisors LLC, Calamos Wealth Management LLC, Calamos Investments LLP and Calamos Financial Services LLC.

Source: Calamos Investments

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